Exhibit 4.03


                            SILVERSTAR HOLDINGS, LTD.

                             STOCK OPTION AGREEMENT


         THIS STOCK OPTION AGREEMENT dated as of _____ __, 2003 (this "Option Agreement"), by and between SILVERSTAR HOLDINGS, LTD., a Bermuda corporation (the "Company") and __________ (the "Optionee"). Subject to all of the terms and conditions contained in this Option Agreement, the Company hereby grants to the Optionee options to purchase shares of the Company's common stock, par value $0.01 per share (the "Common Stock") as follows:

         1. Options. The Company hereby grants to the Optionee options to purchase from the Company up to _______ (_____) shares of Common Stock (collectively, the "Options") upon the following terms and conditions:

             (a) Term of Options. The Options shall have a term of ____ (__) years from the date of hereof.

             (b) Vesting of Options. The Options shall vest according to the following vesting schedule:

             (c) Exercise Price. The exercise price for the shares underlying the Options (the "Exercise Price") shall be $____ per share.

             (d) Options Non-Transferable. The rights with respect to the Options are non-transferable and are personal to the Optionee and may be exercised only by the Optionee and by no one else.

         2. Securities Act, Etc. In the absence of an effective registration statement under the Securities Act of 1933, as amended (the "Act"), the Company shall not be required to register a transfer of shares delivered or deliverable upon exercise of the Options (the "Delivered Shares") on its books unless the Company shall have been provided with an opinion of counsel in form, substance and scope reasonably satisfactory to the Company (such legal counsel also to be reasonably satisfactory to the Company) prior to such transfer that registration under the Act is not required in connection with the transaction resulting in such transfer. Each certificate evidencing the Delivered Shares or issued upon any transfer of the Delivered Shares shall bear an appropriate restrictive legend. Nothing in this Section 2 shall modify or otherwise affect the provisions applicable to the Delivered Shares.

         3. Exercise, Etc. Subject to the provisions of this Option Agreement, the Options may, to the extent exercisable but not previously exercised, be exercised at any time and from time to time, in whole or in part, by written notice delivered to the Company at its principal office signed by the Optionee. Such notice shall state which option is being exercised, the number of shares of Common Stock in respect to which the Options are being exercised, and shall contain representations and warranties of the Optionee as the Company may then deem necessary or desirable in order to comply with federal or state securities laws or as may otherwise be reasonably requested by the Company, and shall be accompanied either by (i) payment in full (in cash, by certified check or by any other method acceptable to the Company) of the full aggregate Exercise Price in respect thereof or (ii) delivery to the Company of a number of shares of Common Stock owned by the Optionee and having a fair market value equal to the full Exercise Price in respect thereof. In addition, the Company shall have the right to require that the Optionee when exercising the Options in whole or in part, remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements or make other arrangements satisfactory to the Company with regard to such taxes prior to the delivery of any Delivered Shares pursuant to such exercise. As soon as practicable after such notice and payment shall have been received, the Company shall deliver a certificate or certificates representing the number of Delivered Shares with respect to which the Options were exercised, registered in the name of the Optionee or such other name as the Optionee shall direct. All Delivered Shares that shall be purchased upon the exercise of the Options as provided herein shall be validly issued, fully paid and non-assessable.

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         4.  Certain  Conditions.  In the event the Company (i)  subdivides  its outstanding shares of Common Stock into a greater number of shares, (ii) combines its outstanding shares of Common Stock into a smaller number of shares,
(iii) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock, (iv) issues by reclassification of its Common Stock any shares of its capital stock, or (v) consummates any merger, reorganization or consolidation pursuant to which any securities or other consideration is issued to the holders of outstanding shares of Common Stock of the Company (each an "Adjustment Event"), then the Options granted to the Optionee hereunder shall so be adjusted and upon the exercise of such Options, the Optionee shall be entitled to receive such securities of the Company or other considerations as the Optionee would have held immediately after the consummation of such Adjustment Event had the Delivered Shares issuable upon such exercise been held by the Optionee on such record date.

         5. Options Confers No Rights as Shareholder. The Optionee shall not be entitled to any privileges of ownership with respect to, and shall not be treated as the owner of, the shares of Common Stock underlying the Options except to the extent that the Optionee acquires such Common Stock through the exercise of the Options.

         6. Decisions of the Board of Directors. A committee (the "Committee") of the Board of Directors of the Company (as defined in the SILVERSTAR HOLDINGS, LTD. 1995 Stock Option Plan, as amended (the "Plan")) shall have the exclusive right to resolve all questions which may arise in connection with this Option Agreement, the Options or the exercise thereof. Any interpretation, determination or other action made or taken by the Committee regarding this Option Agreement, the Options or the exercise thereof shall be final, binding and conclusive on the Optionee and not subject to judicial review.

         7. No Conflict. In the event of a conflict between the terms of this Option Agreement and the Plan, a copy of which is attached hereto as Exhibit A, the terms of this Option Agreement shall control.

         8.  Miscellaneous.

             (a) The Options may not be assigned or transferred, in whole or in part, whether by operation of law, upon death or otherwise, by the Optionee without the written consent of the Company which the Company may withhold it its sole and absolute discretion, with or without any reason.

             (b) You are urged to consult with your individual tax advisor prior to exercising the Options since the exercise of the Options may result in adverse tax consequences including the payment of additional federal and/or state income taxes. The Options shall be governed by and construed in accordance with the laws of Bermuda.

             (c) Governing Law; Jurisdiction. THIS OPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BERMUDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN BERMUDA, WITHOUT REGARD OR REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS. THIS OPTION AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF BERMUDA WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH OF THE PARTIES WAIVE ANY RIGHT TO CONTEST THE VENUE OF SAID COURTS OR TO CLAIM THAT SAID COURTS CONSTITUTE AN INCONVENIENT FORUM. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS OPTION AGREEMENT.


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         IN WITNESS  WHEREOF,  each of the Company and the Optionee has executed this Option Agreement as of the date first above written.

                                          SILVERSTAR HOLDINGS, LTD.

                                          By:
                                             -----------------------------------
                                          Name:    Clive Kabatznik
                                          Title:   President


                                          OPTIONEE


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